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                                                                   EXHIBIT 10.20


                         AGREEMENT FOR PURCHASE AND SALE
                             AND ESCROW INSTRUCTIONS


                                   ARTICLE 1.
                                 AGREEMENT TERMS



1.1.  DEFINITIONS.  For purposes of this Agreement, terms set forth in quotes in
Section 1.2. below and Schedule "1" attached, shall have the meanings indicated therein.

1.2.  SPECIFIC TERMS.

      1.2.1. "AGREEMENT DATE". May ___, 1996

      1.2.2. "BUYER". The party from time to time having the rights to purchase the Property pursuant to this Agreement and the obligations of Buyer set forth in this Agreement. Buyer shall initially be Symantec Corporation, a Delaware corporation (or its Nominee); provided, however, the rights and obligations of Buyer may be assigned or otherwise transferred to any other party at any time without the consent of Seller.

      1.2.3. "BUYER'S DESIGNATED REPRESENTATIVES". Shall refer to the following persons: Gordon Ciochon.

      1.2.4.  "CITY".  City of Cupertino, California.

      1.2.5.  "COUNTY".  Santa Clara County, California.

      1.2.6. "DEPOSIT". The Deposit shall consist of an initial amount of Fifty Thousand Dollars ($50,000.00) (the "Initial Deposit") to be paid to Escrow Holder within two (2) business days after the full execution of this Agreement, and upon Buyer's election to proceed pursuant to Section 3.3.1., the deposit shall be increased to Two Hundred Thousand Dollars ($200,000.00)(the "Second Deposit").

      1.2.7. "ESCROW HOLDER". First American Title Guaranty Company, 1850 Mt. Diablo Boulevard, Suite 300, Walnut Creek, CA 94596.

      1.2.8. "FEASIBILITY PERIOD". The period beginning on the Agreement Date and terminating at 5:00 p.m. Pacific Time sixty (60) days after the Agreement Date.

      1.2.9. "LIENHOLDER." Teachers Insurance and Annuity Association of
      America.

      1.2.10. "PARKING AGREEMENT". That agreement to be negotiated and executed during the Feasibility Period as contemplated by Section 5.1.


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      1.2.11. "PARKING APPROVALS". The approvals to be obtained by Seller as required pursuant to Section 5.3.1.1. .

      1.2.12. "PROJECT". Shall refer to the construction of a four story building of approximately 140,000 square feet and underground parking for approximately 630 parking stalls.

      1.2.13. "PROPERTY". Shall collectively refer to: (i) approximately 1.291 net acres of land identified as Lot 5 of Tract 7953, "Cupertino City Center," Cupertino, California, more particularly described in Exhibit "A" attached hereto (the "Land"), (ii) easements, rights, rights of way, rights in and to common areas, and other rights appurtenant to the Land and (iii) subject to the rights of others and the terms thereof, all of Seller's right, title and interest in any and all of the following pertaining to the Land: discretionary permits, if any, from the City and County; subdivision maps completed, in tentative or final form, or in process; grading, improvement and landscape plans submitted to the City or County or in the process of preparation for the Land, if any; and any and all of Seller's non-exclusive rights to architectural and engineering drawings, including site utilities, sanitary sewer and drainage facilities relating to the Property.

      1.2.14. "PROPERTY DOCUMENTS". Any architectural drawings and plans, documents, records, reports (including, without limitation, environmental), surveys, governmental approvals, Owners Association CC&Rs, Articles, Bylaws and other Association documents, and other documentary information in Seller's possession and control which relates to the use, occupancy or condition of the Property.

      1.2.15. "PURCHASE PRICE". Six Million Five Hundred Thousand Dollars ($6,500,000.00), subject to reduction pursuant to Section 2.3. .

      1.2.16. "SCHEDULED CLOSING DATE". Shall occur seven (7) days after Buyer's receipt of a Use Permit from the City for the Project, but in no event later than December 30, 1996.

      1.2.17. "SELLER". Cupertino City Center Buildings, a California limited partnership.

      1.2.18. "SELLER'S DESIGNATED REPRESENTATIVES". Shall refer to the following persons: Mark Kroll and Sanford N. Diller.

      1.2.19. "TITLE INSURER". First American Title Guaranty Company.


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      1.2.20. "TITLE INSURANCE AMOUNT". The liability amount of title insurance for which the Title Policy shall be issued.

      1.2.21. "USE PERMIT". Shall refer to any use permit (other than a building permit) required by the City to allow Buyer to construct the Project.

1.3. NOTICES. All notices requests, demands and other communication given or required to be given hereunder shall be in writing, duly addressed to the parties as follows:

      1.3.1. BUYER. If to Buyer at:

                     Symantec Corporation1452 Kifer Road
                     Sunnyvale, CA 94086
                     Attention: Gordon Ciochon

      1.3.2. COPY TO: With a copy to:

                     Dakin Ferris
                     Symantec Corporation
                     10201 Torre Avenue
                     Cupertino, CA 95014

      1.3.3. SELLER. If to Seller at:

                     Sanford N. Diller
                     Maxim Property Management
                     350 Bridge Parkway
                     Redwood City, CA 94065

      1.3.4. COPY TO:

                     With a copy to:
                     Mark Kroll
                     SARES_REGIS Group of Northern California
                     393 Vintage Park Dr.
                     Suite 100
                     Foster City, CA 94404-1134

1.4. ADDITIONAL TERMS.

      1.4.1. PURCHASE AND SALE. See Article II

      1.4.2. CONTINGENCIES. See Article III

      1.4.3. REPRESENTATIONS AND WARRANTIES. See Article IV


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      1.4.4. COVENANTS. See Article V

      1.4.5. ESCROW. See Article VI

      1.4.6. MISCELLANEOUS PROVISIONS. See Article VII

1.5. SCHEDULES.

      1.5.1. SCHEDULE 1. Definitions

      1.5.2. SCHEDULE 2. Representations and Warranties

      1.5.3. SCHEDULE 3. Specific Escrow Instructions

      1.5.4. SCHEDULE 4. Miscellaneous Provisions

1.6. EXHIBITS.

      1.6.1. EXHIBIT "A." Legal Description of Property

      1.6.2. EXHIBIT "B." Grant Deed

      1.6.3. EXHIBIT "C." Buyer's Election to Continue Escrow

      1.6.4. EXHIBIT "D." Non-Foreign Status Affidavit


                                   ARTICLE 2.

                                PURCHASE AND SALE


2.1. PURCHASE AND SALE. Subject to the terms and conditions contained in this Agreement, Seller agrees to sell the Property to Buyer and Buyer agrees to purchase the Property from Seller.

2.2. PAYMENT BY BUYER. The Purchase Price shall be paid as follows:

      2.2.1. DEPOSIT. Buyer shall pay to Escrow Holder in cash or other immediately available funds the amount of the Initial Deposit within two
      (2) business days of execution of this Agreement. The Deposit shall be placed by Escrow Holder in an interest bearing Federally insured account as instructed by Buyer. Upon Buyer's election to proceed pursuant to
      Section 3.3.1. , Buyer will increase the Deposit to


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      Two Hundred Thousand Dollars ($200,000.00). The Total Deposit and interest earned thereon shall apply against the Purchase Price at Closing, if such occurs.

      2.2.2. CASH REMAINDER. The remainder of the Purchase Price shall be paid in cash or through other immediately available funds through escrow at Closing.

2.3. REDUCTION IN PURCHASE PRICE. The Purchase Price shall be subject to reduction in the following events:

      2.3.1. USE PERMIT. In the event that Buyer's Use Permit for the Project is approved for less than 140,000 square feet of building area, the Purchase Price shall be reduced by $46.42 per square foot times the number of square feet of building area less than 140,000 square feet, provided, however, in no event shall the Purchase Price be less than Five Million Five Hundred Seventy Thousand Four Hundred Dollars ($5,570,400.00). Buyer will apply for 140,000 square feet of building area.

2.4. CONVEYANCE. Seller shall convey to Buyer title in fee simple to the Property by Grant Deed, subject to the Permitted Exceptions.


                                   ARTICLE 3.

                                  CONTINGENCIES


3.1. EFFECT OF CONDITIONS GENERALLY. The close of escrow, Buyer's obligation to purchase the Property and Seller's obligation to sell the Property shall be contingent upon the satisfaction (or deemed satisfaction as specifically set forth in each Section herein) or waiver by Buyer or Seller of all of the conditions that are expressly stated to be in favor of each as set forth in this Article and the Conditions to Close of Escrow as set forth in Schedule "3" hereof, within the time limits specified in each Section of this Article and such Schedule. In the event that any such condition is neither satisfied within the time limits specified in each such Section nor waived in writing by the party specifically stated to be benefited by such Section, such condition shall be deemed to have failed and this Agreement shall terminate. In the event of any termination pursuant to this Article, Buyer and Seller shall be released from their respective obligations to purchase or sell under this Agreement and shall have no further rights or remedies regarding purchase or sale against the other as a result of such termination, except for the return of Buyer's Deposit and the payment of escrow cancellation fees and the survival of the indemnity made by Buyer


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pursuant to Section 5.4.. In such event, Buyer and Seller shall comply with any requirements reasonably imposed by Escrow Holder to evidence such termination.

3.2. CONDITIONS FOR THE BENEFIT OF BUYER. In addition to any other conditions to Buyer's obligations contained in Schedule 3, the following shall constitute conditions to Buyer's obligation to purchase the Property from Seller and are for the benefit of Buyer, the failure of any of which shall allow Buyer to terminate this Agreement:

      3.2.1. FEASIBILITY STUDIES. This Agreement is contingent on Buyer's approval of any and all investigations, studies or analyses, including, but not limited to engineering reports, soils reports, surveys, and environmental studies for the Property deemed appropriate by Buyer to aid Buyer in determining whether to consummate the transaction ("Feasibility Studies").

            Buyer may elect in Buyer's sole discretion, at any time prior to the end of the Feasibility Period to terminate this Agreement. Upon such election to terminate, the Deposit together with interest earned thereon shall be returned to Buyer, and Buyer shall furnish to Seller a copy of all Feasibility Studies produced by or for Buyer which Buyer has the right to so furnish. Any such Feasibility Studies so furnished to Seller shall be accepted by Seller "as is" and Buyer shall not warrant or represent in any way the accuracy or completeness of any such Feasibility Studies.

      3.2.2. APPROVAL OF CONDITION OF TITLE. Buyer shall obtain a Title Report together with full and complete copies of all documents referenced as exceptions therein and a plotting of all easements referred to as exceptions therein. This Agreement is contingent on Buyer's approval of the condition of title of the Property as shown in such Title Report. If Seller and Escrow holder are not notified in writing of Buyer's disapproval thereof by within thirty-five (35) days after the Agreement Date, Buyer shall be deemed to have approved the condition of title as reflected in such Title Report. In case of Buyer's timely objection, Seller shall have ten (10) days from receipt of Buyer's notice of objection to inform Buyer and Escrow Holder in writing whether Seller shall use its diligent efforts to remove such disapproved exceptions prior to the Closing. In the event Seller agrees that Seller shall use its diligent efforts to remove such disapproved exceptions, such removal shall be a condition to the Closing and the condition of title as shown on the Title Report shall otherwise be deemed approved. In the event that Seller is unwilling or unable to remove such disapproved exceptions or fails to notify Buyer and Escrow Holder whether it shall use its best efforts to remove such exceptions, Buyer shall have ten (10) days from the first to occur of (a) the date of receipt of Seller's notice, or (b) the expiration of Seller's ten (10) day notice period, to inform Seller and Escrow Holder whether Buyer is waiving


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      its disapproval of such exceptions. In the event Buyer fails to waive such disapproval, the condition of title shall be deemed disapproved. All matters shown on the Title Report, which are not disapproved by Buyer and/or as to which Buyer waives its disapproval, shall be deemed to be Permitted Exceptions. Unless Seller has actual knowledge that a matter of record which is material is not disclosed in the Title Report, any matter of record not disclosed in the Title Report shall be the responsibility of the Title Insurer and not Seller and shall be deemed a Permitted
      Exception.

      3.2.3. APPROVAL TO ENTER AGREEMENT. Buyer's obligations under this Agreement shall be subject to Seller obtaining within thirty (30) days of the Agreement Date the written approval of Lienholder and any other necessary parties for Seller to enter into this Agreement.

      3.2.4. ASSIGNMENT OF PLANS. At Closing, Seller shall assign, at no cost to Buyer, in form acceptable to Buyer, all of Seller's assignable rights in the Property Documents.

      3.2.5. PARKING AGREEMENT. Prior to the expiration of the Feasibility Period, Buyer and Seller shall have agreed to the terms, provisions, and form of the Parking Agreement, shall have executed the Parking Agreement to become effective at the Closing described in Section 5.1.1. and the Parking Approvals defined in Section 5.3.1.1. shall have been obtained.

      3.2.6. ACCESS.

            Seller shall have arranged prior to the end of the Feasibility Period for the grant from the Cupertino City Center Owners Association ("Association") to Buyer for the benefit of the Property, a non-exclusive easement over Lot 7 of Tract 7953 to the East of the Property, to the West of the Property, and, if required by the City, to the South of Lot 4 of Tract 7953 for vehicular and pedestrian ingress and egress to the parking garage and service area, which grant shall be by deed recordable at the closing and in a form reasonably acceptable to Buyer.

      3.2.7. CONSTRUCTION STAGING AREA. Seller shall have arranged prior to the end of the Feasibility Period for a temporary easement ("Construction Staging Easement") in favor of Buyer effective as of the Closing to permit Buyer to use Parcels 1 and 6 of Tract 7953 in the City for construction staging purposes in connection with Buyer's contemplated construction of the Project. The Construction Staging easement shall be coordinated with and subject to any temporary parking requirements that need to be provided on such parcels pursuant to Section 5.3.1.2. and shall be of a duration limited to Buyer's contemplated construction period.


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3.3. CONDITIONS FOR THE BENEFIT OF SELLER.

      In addition to any other conditions to Seller's obligations contained in
Schedule 3, the following shall constitute conditions to Seller's obligation to sell the Property to Buyer and are for the benefit of Seller, the failure of any of which shall allow Seller to terminate this Agreement:

      3.3.1. BUYER'S ELECTION TO PROCEED. This Agreement is contingent upon Buyer's delivery to Seller, by the end of the Feasibility Period, of Buyer's written election to proceed with the purchase of the Property. If Buyer elects to proceed, in Buyer's sole discretion, with the purchase, Buyer shall deliver to Seller and Escrow Holder a notice of Buyer's election to proceed substantially in the form of Exhibit C.

      3.3.2. APPROVAL TO ENTER AGREEMENT. Seller's obligations under this Agreement shall be subject to Seller obtaining within thirty (30) days of the Agreement Date the written approval of Lienholder for Seller to enter into this Agreement.

      3.3.3. PARKING AGREEMENT. Prior to the expiration of the Feasibility Period, Buyer and Seller shall have agreed to the terms, provisions and form of the Parking Agreement and shall have executed the Parking Agreement to become effective at the Closing described in Section 5.1.1. and the Parking Approvals defined in Section 5.3.1.1. shall have been obtained.

      3.3.4. ACCESS.

            Seller shall have arranged prior to the end of the Feasibility Period for the grant from the Cupertino City Center Owners Association ("Association") to Buyer for the benefit of the Property, a non-exclusive easement over Lot 7 of Tract 7953 to the East of the Property, to the West of the Property, and, if required by the City, to the South of Lot 4 of Tract 7953 for vehicular and pedestrian ingress and egress to the parking garage and service area, which grant shall be by deed recordable at the closing and in a form reasonably acceptable to Buyer.

3.4. CONDITIONS OF DEPOSIT REFUND TO BUYER.

      The Deposit is being made by Buyer in consideration for Seller keeping the Property off the market during the Feasibility Period. Therefore, the Deposit shall not be refundable to Buyer unless this Agreement is terminated by Buyer pursuant to conditions intended to benefit Buyer as set forth in this Article 3. or Schedule "3" attached hereto or terminated by Seller pursuant to the conditions set forth for the benefit of Seller in this Article 3. or Schedule 3. If Buyer elects to proceed in its sole discretion with the purchase


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after the Feasibility Period, the total Deposit will become non-refundable except in the event of a material breach by Seller.


                                   ARTICLE 4.

                         REPRESENTATIONS AND WARRANTIES


4.1. BUYER AND SELLER REPRESENTATIONS AND WARRANTIES. Buyer and Seller hereby make those representations and warranties as set forth in Schedule "2" attached hereto.

4.2. BUYER'S ADDITIONAL REPRESENTATIONS AND WARRANTIES. In addition to those representations and warranties set forth in Schedule "2" attached hereto, Buyer hereby represents as follows:

      4.2.1. BROKER. Buyer represents and warrants to Seller that it has employed no broker, agent and/or finder with respect to this transaction other than Cooper/Brady.

4.3. LIMITATION OF ACTIONS[SURVIVABILITY]. Any claims resulting or arising out of or related to this Agreement and/or the Property, including, but not limited to, the representations and warranties set forth in Schedule 2, shall be asserted and legal action commenced, if at all, within twelve (12) months from the Closing and the delivery of the Grant Deed, except for claims based on the fraudulent misrepresentations and/or fraudulent non-disclosures of either party, which shall survive for the period of the applicable statute of limitations.[Buyer's and Seller's representations and warranties shall survive for twelve (12) months from the Closing and the delivery of the Grant Deed, except for claims based on the fraudulent misrepresentations and/or fraudulent non-disclosures of Seller which shall survive for the period of the applicable statute of limitations.]


                                   ARTICLE 5.

                                    COVENANTS

5.1. PARKING.

      5.1.1. PARKING AGREEMENT. The Property is currently used to provide surface parking for the benefit of other lots (the "Benefitted Lots"). It is the intention of


Language indicated as being shown by strike out in the typeset document is enclosed in brackets "[" and "]" in the electronic format.

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      Buyer and Seller that during Buyer's construction of the Project, the parking facilities currently existing on the Property will be removed and, if required, inter alia, by the City, temporary parking facilities will be provided by Buyer, at Buyer's cost and expense. Upon the completion of the Project, Buyer will provide replacement parking on the Property for the Benefitted Lots to the extent required by those entitled thereto. To facilitate the accommodation of parking, Buyer and Seller agree to cooperate during the Feasibility Period to understand the requirements for such temporary and permanent parking, if any, and to reach agreement with any necessary third parties about the exact time, place and manner of accommodating such parking. The parties contemplate that the terms, conditions and requirements with respect to such parking shall be contained in an agreement to be negotiated during the Feasibility Period and executed during the Feasibility Period to become effective as of the Closing by Buyer and Seller and any other parties that Buyer and Seller deem necessary (the "Parking Agreement"). Buyer and Seller agree to cooperate in negotiating the Parking Agreement.

      5.1.2. MINIMIZE TEMPORARY PARKING. Buyer and Seller agree to work together in order to persuade the City and other necessary parties that the parking needs currently filled by the surface parking on the Property can be filled temporarily without the need for Buyer to construct new temporary parking facilities while the Project is being completed.

5.2. BUYER'S COVENANTS.

      5.2.1. BUYER'S PARKING OBLIGATIONS. Buyer hereby covenants and agrees as follows with respect to parking, which covenants shall survive the Closing, and shall bind the Property and the assigns and successors of
      Buyer:

            5.2.1.1. REPLACEMENT PARKING

                  To provide, at Buyer's sole cost and expense, in a portion of the parking structure contemplated as part of the Project, sufficient parking to accommodate the parking requirements of the Benefitted Lots, including handicap parking to the extent required.

            5.2.1.2. TEMPORARY PARKING. If required, to provide, at Buyer's sole cost and expense, for the construction of temporary surface parking facilities including vehicular and pedestrian access on property made available by Seller. Once constructed, Buyer shall have no liability for such temporary parking facilities or the use or removal thereof. Buyer agrees to cooperate with Seller in an effort to persuade the City and any other necessary parties that such temporary parking facilities should not be required. If such temporary parking is required, Seller shall be responsible for obtaining, on


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            or before the expiration of the Feasibility Period required consents, including, without limitation, consents from Lienholder and Apple Computer. The consent of the City will be part of Buyer's Use Permit process.

      5.2.2. FUTURE DEVELOPMENT IN CITY CENTER PLANNING AREA. Buyer hereby covenants and agrees for itself, its successors and assigns, that it shall not object either publicly or privately to future development within the City Center Master Project unless such future development will have a substantial and material adverse effect on the Project.

5.3. SELLER'S COVENANTS.

      5.3.1. SELLER'S PARKING OBLIGATIONS. Seller hereby covenants and agrees as follows with respect to parking:

            5.3.1.1. PARKING APPROVALS. To exert diligent efforts to obtain, at Seller's sole cost and expense (i) on or before the end of the Feasibility Period, any and approvals (other than from the City) that may be required in connection with the abandonment of the existing parking facilities on the Property, the provision for temporary parking facilities, and the provision for replacement parking within the Project when completed, including, without limitation, the approvals and consent of the Lienholder and Apple Computer, Inc. (the "Parking Approvals").

            5.3.1.2. TEMPORARY PARKING. To the extent temporary parking facilities are required, to make available at Buyer's request land on Parcel 3 and 6 of Tract 7953 in the City to be used for temporary parking facilities during the construction of the Project, to arrange for the administration and maintenance of such temporary parking facilities. When such temporary parking facilities are no longer required, Seller in its discretion (unless such removal is required by the City in which event Seller shall) and at Seller's sole cost and expense, may remove such temporary parking facilities and restore such land to its condition prior to the construction of such temporary parking facilities.. Seller agrees to cooperate with Buyer in an effort to persuade the City and any other necessary parties that such temporary parking facilities should not be required.

      5.3.2. GOVERNMENTAL APPROVALS FOR THE PROJECT. Seller hereby covenants and agrees to cooperate with Buyer and to use reasonable and good faith efforts to aid and assist Buyer in obtaining a Use Permit and other approvals necessary for construction, development of the Project.


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      5.3.3. PROPERTY INSPECTION AND DOCUMENTS. Seller hereby covenants and agrees to cooperate with Buyer in the inspection of the Property. Within five (5) days after the Agreement Date, Seller shall make available to Buyer all Property Documents in Seller's possession and control. Seller makes no representation or warranty that such information is accurate or complete.

      5.3.4. OFF-BALANCE SHEET FINANCING STRUCTURE. Seller hereby covenants and agrees to use reasonable and good faith efforts to accommodate Buyer's use of an off-balance sheet financing structure.

      5.3.5. CONDITION OF PROPERTY AND TITLE. Seller hereby covenants and agrees that until the Closing, Seller shall maintain all portions of the Property substantially in its present condition, ordinary wear and tear and acts or occurrences beyond the reasonable control of Seller excepted, and shall not permit acts of waste. Seller further covenants and agrees that until the Closing, Seller shall not permit any liens, encumbrances, or easements that will survive the closing to be placed on the Property, other than the Permitted Exceptions, nor shall Seller enter into any agreement regarding the sale, rental, management, repair, improvement or any other matter affecting the Property that would be binding on Buyer or the Property after the Closing without the prior written consent of Buyer, which consent Buyer will not unreasonably withhold.

      5.3.6. APPROVAL TO ENTER AGREEMENT. Seller covenants and agrees that on or before thirty (30) days from the Agreement Date, it shall exert diligent efforts to obtain the approval of Lienholder and any other necessary parties for Seller to enter into this Agreement.

      5.3.7. CONFIDENTIALITY. Seller shall maintain the confidentiality of Buyer's name and shall not disclose Buyer's name or the terms of this Agreement or of such sale and purchase to any third parties whatsoever other than the Escrow Holder, the Title Insurer and such other persons whose assistance is required in carrying out the terms of this Agreement.

      5.3.8. NO FURTHER MARKETING. Seller agrees that unless and until this Agreement is terminated, Seller will not offer the Property for sale or lease, negotiate with anyone for the sale or lease of the Property, or otherwise market the Property in any respect.

5.4. BUYER'S INSPECTION RIGHTS. Buyer and its agents and contractors shall have the right to enter on the Property to inspect it and conduct tests. Buyer will indemnify, defend (with counsel reasonably approved by Seller) and hold Seller, its partners and Designated Representatives harmless from any loss, cost, liability, claim or damage (including reasonable attorneys' fees and the cost of expert witnesses) resulting or arising from any


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such entry, inspection or test and will, if Buyer fails to close, take reasonable steps to restore the Property to its condition prior to such inspection, entry, or test. Buyer shall also have the right to contact any federal, state or local governmental authority or agency to investigate any matters relating to the Property.


                                   ARTICLE 6.

                                     ESCROW


6.1. AGREEMENT TO CONSTITUTE ESCROW INSTRUCTIONS. This Agreement shall constitute escrow instructions and a copy hereof shall be deposited with Escrow Holder for this purpose. The Deposit shall be immediately placed by the Escrow Holder into a federally insured interest bearing account or a federally insured certificate of deposit, as designated by the Buyer. Interest accruing thereon shall be held for the benefit of the Buyer.

6.2. OPENING OF ESCROW. Escrow shall open on the date Escrow Holder receives a fully executed original or originally executed counterparts of this Agreement and the Deposit. Escrow Holder shall notify both Buyer and Seller of the date escrow is opened.

6.3. CLOSE OF ESCROW. Provided that all of the contingencies contained in
Article III herein and all of the conditions to the close of escrow contained in Schedule "3" attached hereto have been satisfied (or deemed satisfied as the case may be) or waived, the close of escrow shall occur on or before 5:00 p.m., Pacific Time, on the Scheduled Closing Date.

6.4. SPECIFIC ESCROW INSTRUCTIONS. Specific escrow instructions are attached hereto as Schedule "3."

6.5. LIQUIDATED DAMAGES.

     IF BUYER FAILS TO COMPLETE THE PURCHASE PROVIDED FOR IN THIS AGREEMENT BY REASON OF ANY DEFAULT OF BUYER, SELLER SHALL BE RELEASED FROM SELLER'S OBLIGATION TO SELL THE PROPERTY TO BUYER. BUYER AND SELLER AGREE IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX ACTUAL DAMAGES IN THE CASE OF BUYER'S DEFAULT AND THAT THE DEPOSIT OF FIFTY THOUSAND DOLLARS ($50,000.00) PRIOR TO THE END OF THE FEASIBILITY PERIOD, OR TWO HUNDRED THOUSAND DOLLARS ($200,000.00) AFTER THE EXPIRATION OF THE FEASIBILITY PERIOD, IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES IN SUCH EVENT, AND THAT IN THE EVENT OF ANY DEFAULT BY BUYER HEREUNDER AS

AFORESAID, SELLER MAY RETAIN THE DEPOSIT. THE DEPOSIT SHALL CONSTITUTE LIQUIDATED DAMAGES AND SELLER'S SOLE REMEDY ON ACCOUNT OF BUYER'S DEFAULT FOR FAILURE TO CLOSE, BUT SHALL NOT LIMIT BUYER'S LIABILITY UNDER SECTION 5.4 ABOVE.

                  ----------------        -----------------
                  Buyer's initials        Seller's initials

      Nothing in this Section shall prevent any recovery of attorneys' fees or other costs pursuant to the Section hereof entitled "Attorneys' Fees."


                                   ARTICLE 7.

                            MISCELLANEOUS PROVISIONS


7.1. MISCELLANEOUS PROVISIONS. Buyer and Seller hereby agree to those miscellaneous provisions as set forth in Schedule "4" attached hereto.

7.2. ASSIGNMENT. Buyer may assign this Agreement or designate a party other than Buyer to take title to the Property at the Closing without the consent of Seller and upon any such assignment, the party which is then assignor under such assignment shall, subject to the conditions hereinafter described, be released from any obligation under this Agreement. As a condition precedent to the release of Buyer from liability under Section 5.4. of this Agreement, Buyer or Buyer's assignee shall obtain and maintain for a period commencing with the effective date of the assignment and ending two (2) years after the earlier of the Closing or the termination of this Agreement, a policy of commercial general liability insurance naming Seller as an additional insured in an amount of not less than $1,000,000 per occurrence and $2,000,000 aggregate insuring against bodily injury and property damage[protecting Seller] on account of any activities undertaken by or on behalf of Buyer under Section 5.4. of this Agreement, which insurance policy shall name Seller as insured and shall be in form and substance reasonably approved by Seller.

7.3. INCORPORATION OF EXHIBITS. All schedules and exhibits attached hereto and referred to herein are incorporated in this Agreement as though fully set forth herein.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.

                                    SELLER:

Language indicated as being shown by strike out in the typeset document is enclosed in brackets "[" and "]" in the electronic format.

                                      Cupertino City Center Buildings
                                      Partnership,
                                      a California limited partnership,

                                      By: _____________________________________
                                          Its _________________________________



                                      BUYER:

                                      Symantec Corporation,
                                      a Delaware corporation


                                      By:_____________________________________
                                          Robert Dykes,
                                          Its Executive Vice President

                            CONSENT OF ESCROW HOLDER

         The undersigned Escrow Holder hereby agrees to (i) accept the foregoing Agreement, (ii) be escrow agent under said Agreement, and (iii) be bound by said Agreement in the performance of its duties as escrow agent.

                                         First American Title Guaranty Company

                                         By:_________________________________
                                            Its:  Authorized Agent

                                LIST OF SCHEDULES

                 Schedule "1" Definitions
                 Schedule "2" Representations and Warranties
                 Schedule "3" Specific Escrow Instructions
                 Schedule "4" Miscellaneous Provisions

                                  SCHEDULE "1"

                                   DEFINITIONS

1.01 Definitions. For the purposes of this Agreement, the terms set forth below in quotes shall have the meanings indicated in this Schedule "1."

1.02 "Agreement" means this Agreement for Purchase and Sale and Escrow Instructions.

1.03 "Closing" means the delivery and recordation of the Grant Deed and the payment by Buyer to Seller of the Purchase Price for the Property pursuant to the terms of the Agreement.

1.04 "Closing Date" means the date on which the Closing occurs.

1.05 "Contract Period" means the period commencing upon the Agreement Date and ending upon the first to occur of the Closing or the termination of this Agreement.

1.06 "Grant Deed" means a deed in favor of Buyer in a form substantially similar to that attached hereto as Exhibit "B."

1.07 "Hazardous Material" means any substance, the presence of which requires investigation or remediation under any federal, state or local statute, regulation or law; or which is or becomes defined as a "hazardous waste" pollutant or contaminant under any federal, state or local statute, regulation or law.

1.08 "Permitted Exceptions" means those certain matters constituting exceptions to and/or encumbrances against the Property approved or deemed approved by Buyer pursuant to Section 3.2.2., all matters which would be disclosed by an ALTA survey of the Property, or an inspection of the Property unless such ALTA survey is completed within thirty-five (35) days of the Agreement Date and items shown on such survey are not so approved or deemed approved by Buyer and all other exceptions to title voluntarily imposed or consented to by Buyer prior to Closing.

1.09 "Title Report" means a preliminary title report issued by the Title Insurer providing for the issuance at the Closing to Buyer of a Title Policy.

1.10 "Title Policy" shall mean an Owners CLTA Policy of Title Insurance from Title Insurer in form satisfactory to Buyer . insuring Buyer (or Buyer's assignee) as fee owner of the Property, with liability in the amount of the Title Insurance Amount, subject only to the Permitted Exceptions. Buyer shall be responsible for any costs or delays occasioned by Buyer's desire to obtain an ALTA Policy of Title Insurance or the need to obtain an ALTA Survey.

                                  SCHEDULE "2"
                         REPRESENTATIONS AND WARRANTIES

2.01 Seller's Representations and Warranties. Seller hereby makes the following representations and warranties to Buyer.

(a) Actions. To the best of Seller's knowledge, there are no actions, suits, material claims, legal proceedings or any other proceedings pending or threatened before any court or governmental agency which may involve or affect the Property or any portion thereof.

(b) Compliance with Laws. To the best of Seller's knowledge, Seller is not aware that any governmental authority considers the operation, use or ownership of the Property to violate or have violated any fire, building, zoning, health or other ordinance, code, law, regulation or order of any governmental or any agency or body or subdivision thereof, or that any investigation has been commenced or is contemplated regarding such possible violation, or that there is any material, adverse fact or condition relating to the Property or any portion thereof affecting the legality of developing the Property.

(c) Other Agreements. To the best knowledge of Seller, neither this Agreement, nor anything provided to be done hereunder, violates or shall violate any contract, agreement or instrument to which Seller is a party, or which affects the Property or any portion thereof.

(d) Default. To the best of Seller's knowledge, Seller is not in default with respect to any of its obligations or liabilities pertaining to the Property.

(e) Hazardous Materials. To the best of Seller's actual knowledge, there has been no release of Hazardous Materials on, from or under the Property.

(f) Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by the Seller's creditors; (iii) suffered the appointment of a receiver to take possession of all or substantially all of the Seller's assets; or (iv) suffered the attachment or other judicial seizure of all, or substantially all, of the Seller's assets.

(g) Authority. Seller is duly organized and existing and in good standing under the laws of the State of California. Seller has the full right and authority to enter into this Agreement and subject to the approvals described in this Agreement to consummate the transaction contemplated herein. All requisite action, has been taken by Seller in connection with entering into this Agreement. Any person signing this Agreement on behalf of Seller is authorized to do so.

(h) Execution. The execution and delivery of the Agreement will not constitute a breach of or a default under any agreement or other instrument to which the Seller is a party.

(i) No Other Representations or Warranties. Seller makes no representations and warranties other than those contained in this Schedule "2."

(j) Limited to Actual Knowledge. Any and all representations and warranties by Seller to its best knowledge are hereby expressly limited to matters within the actual knowledge of Seller's Designated Representatives without investigation or inquiry.

2.02 Buyer's Independent Investigation.

(a) Buyer acknowledges and agrees that it has been given or will be given before the end of the Feasibility Period, a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Buyer's choosing, including, without limitation:

     (l) All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes.

     (2) The physical condition and aspects of the Property, including, without limitation, the utilities, and all other physical and functional aspects of the Property. Such examination of the physical condition of the Property shall include an examination for the presence or absence of Hazardous Materials, which shall be performed or arranged by Buyer at Buyer's sole expense.

     (3)  Any easements and/or access rights affecting the Property.

     (4) The service contracts and any other documents or agreements of significance affecting the Property.

     (5)  All other matters of material significance affecting the Property.

(b) BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING

     THE PROPERTY ON AN "AS IS WITH ALL FAULTS" BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY EXCEPT AS EXPRESSLY SET FORTH IN SCHEDULE 2, INCLUDING, WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition and aspects of the Property, including, but not limited to appurtenances, access, landscaping, and parking facilities, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property's use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the leases, service contracts, or other agreements affecting the Property and (xi) the economics of the operations of the Property.

     (c) Without limiting the above, and subject to the representations and warranties of Seller contained in Schedule 2, Buyer on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller's affiliates, Seller's investment manager, the partners, trustees, shareholders, directors, officers, employees and agents of each of them and their respective heirs, successors, personal representatives and assigns (collectively, the "Seller Related Parties"), from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever, including, without limitation, attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the physical condition of the Property or any law or regulation applicable thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section
          6901), et seq.), the Resources Conservation and Recovery Act of 1975 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C.
          Section 1251, et seq.), the Safe Drinking Water Act (14 U.S.C. Section 1401, et seq.), the Hazardous Materials Transportation Act (49 U.S.C.
          Section 1801, et. seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.).

     (d) As to all matters being released by Buyer pursuant to the ptovisions hereof, Buyer hereby waives any and all rights which it may have under the provisions of California Civil Code Section 1542 or any comparable federal or state statute or rule of law. California Civil Code Section 1542 provides:

                     "A general release does not extend to claims which the
                      creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."



2.03 Buyer's Representations and Warranties. Buyer hereby makes the following representations and warranties to Seller:

     (a) Authority. Buyer is duly organized and in good standing under the laws of the State of its formation. Following the approval of Buyer's Board of Directors, Buyer will have the full right and authority to enter into and fully perform its obligations under this Agreement and to consummate the transactions contemplated herein. All requisite action has been taken by Buyer in connection with entering this Agreement. Each of the persons signing this Agreement on behalf of Buyer is authorized to do so.

     (b) Execution. The execution and delivery of the Agreement will not constitute a breach of or a default under any agreement or other instrument to which the Buyer is a party.

     (c) No Other Representations or Warranties. Buyer acknowledges that Seller has made no other representations or warranties other than those contained in this Schedule 2.

                                  "SCHEDULE "3"

                          SPECIFIC ESCROW INSTRUCTIONS

3.01 Conditions to Close of Escrow.

(a) Conditions for the Benefit of Buyer. In addition to any other obligations contained in this Agreement, the following shall constitute conditions to Buyer's obligation to purchase the Property from Seller and are for the benefit of Buyer, the failure of any of which shall allow Buyer to terminate this Agreement.

     (i) Grant Deed. Seller shall have delivered to Escrow Holder prior to the time set for Closing a duly executed and acknowledged Grant Deed in the form attached hereto as Exhibit "B."

     (ii) Non-Foreign Status Affidavit. Seller shall have delivered to Escrow Holder prior to the time set for Closing a Non-Foreign Status Affidavit executed by Seller in the form attached hereto as Exhibit "E" as well as any similar Affidavit required by the State where the Property is located.

     (iii) Other Documents and Sums. Seller shall deliver to Escrow Holder all other documents and sums reasonably required of Seller to carry out the Closing.

     (iv) Seller's Representations and Warranties are True and Correct. Seller shall not have delivered to Escrow Holder on or before the time set for Closing a certificate of Seller that any of the representations and warranties made by Seller in this Agreement are no longer true and correct as of the Closing and/or that Seller has not complied with any of the covenants of Seller contained therein.

     (iv) Title Policy. The Title Company shall be prepared to issue the Title Policy from Title Insurer subject only to the Permitted Exceptions.

(b) Conditions for the Benefit of Seller. In addition to any other obligations contained in this Agreement, the following shall constitute conditions to Seller's obligation to sell the Property to Buyer and shall be for the benefit of Seller, the failure of any of which shall allow Seller to terminate this Agreement:

          (i) Delivery of Purchase Price. Buyer shall deliver the Purchase Price to Escrow Holder prior to the time set for Closing.

          (ii) Other Documents and Sums. Seller shall deliver to Escrow Holder all other documents and sums reasonably required of Seller to carry out the Closing.

          (iii) Buyer's Representations and Warranties are True and Correct. Buyer shall not have delivered to Escrow Holder on or before the time set for Closing a certificate of Buyer that any of the representations and warranties are not true and correct as of the Closing Date and/or that Buyer has not complied with any covenants of Buyer contained therein.

3.02 Recordation of Grant Deed and Delivery of Funds. Upon receipt of the funds and instruments described in this Schedule "3," and upon the satisfaction (or deemed satisfaction as the case may be) or waiver of the conditions specified in this Schedule "3," Escrow Holder shall cause the Grant Deed to be recorded in the official records of the County Recorder of Santa Clara County, California, (with documentary transfer tax information to be affixed by separate affidavit) and shall deliver the proceeds of this escrow to Seller. All sums to be disbursed to Seller by Escrow Holder shall be in cash, by wire transfer, or in other immediately available funds.

3.03 Prorations. All prorations are to be apportioned as of 11:59 p.m. on the day preceding the Closing Date.

     (a) Real property taxes and assessments shall be prorated between Buyer and Seller based on the latest available tax information. In the event any supplemental tax bill is issued following the Closing, Seller shall pay to Buyer all additional amounts applicable to the time prior to the Closing upon written request of Buyer.

     (b)  Said prorations shall be based on a 30-day month and a 360-day year.

3.04 Costs of Escrow.

     (a)  Seller shall pay;

          (i) All costs not specifically referenced herein customarily allocated to Seller Santa Clara County, California;

          (ii) Pursuant to separate written agreement, a real estate brokerage commission in an amount equal to five percent (5%) of the Purchase Price to Cooper/Brady:

          (iii) The premium for a CLTA version without special endorsement of the Title Policy up to the amount of the Purchase Price;

          (iv)  The cost of any of Seller's other obligations hereunder.

     (b)  Buyer shall pay:

          (i) All costs not specifically referenced herein customarily allocated to Buyer in Santa Clara County, California.

          (ii) The extra premium for an Owner's ALTA version of the Title Policy for such portion of the Title Insurance Amount that is in excess of the Purchase Price and the cost of any endorsements required by Buyer (unless offered by Seller in order to correct an exception to title disapproved by Buyer) and for any coverage for any amount in excess of the Purchase Price.

          (iii) The cost of any of Buyer's other obligations hereunder.

3.05 Escrow Cancellation Charges. In the event that any Closing shall fail to occur by reason of the default of either party, the defaulting party shall be liable for all escrow cancellation charges. In the event that any Closing shall fail to occur for any other reason, Buyer and Seller shall each be liable for one-half of any escrow cancellation charges.

3.06 Default. TIME IS OF THE ESSENCE in this Agreement and if Buyer or Seller (the "Defaulting Party") fails to deposit any of the amounts due pursuant to this Agreement, or to perform any other act when due, then the other party (the "Non-Defaulting Party") may terminate this Agreement by notice in writing to the Defaulting Party and Escrow Holder at which time Escrow Holder shall cancel this escrow and the Non-Defaulting Party shall thereupon be released from its obligations under this Agreement except for Buyer's liability under Section 5.4 of the Agreement. In the event that escrow shall fail to close by reason of the default of Seller, Buyer shall be entitled to the return of the Deposit and all accrued interest.

3.07 Additional Escrow Instructions. If required by Escrow Holder, Buyer and Seller shall execute Escrow Holder's usual form of supplemental escrow instructions for transactions of this type, provided, however, that (a) in the event that any portion of such additional escrow instructions shall be inconsistent with the provisions of this Agreement, the provisions of this Agreement shall prevail to the extent of any such inconsistency; and (b) no provision thereof shall have the effect of modifying this Agreement unless it is expressly so stated and such express statement is initialed by Buyer and Seller.

                                  SCHEDULE "4"

                            MISCELLANEOUS PROVISIONS

4.01 No Brokers. Except for Buyer's broker, Cooper/Brady, each party represents to the other that it has not had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder's fee. If any broker or finder makes a claim for a commission or finder's fee based upon a contact, dealings, or communications, the party through whom the broker or finder makes this claim shall indemnify, defend with counsel of the indemnified party's choice, and hold the indemnified party harmless from all expense, loss, damage, liability and claims, including the indemnified party's attorneys' fees, if necessary, arising out of the broker's or finder's claim. Seller has agreed by separate written agreement to pay at, and conditioned on, the Closing a commission to Cooper/Brady.

4.02 Attorneys' Fees. In any legal proceeding between Buyer and Seller seeking enforcement of or attempting to construe any of the terms and provisions of this Agreement, or in connection with the Property, including, without limitation, insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party in such action shall be awarded, in addition to damages, injunctive or other relief, its reasonable costs and expenses, not limited to service of process, filing fees, court and court reporter costs, investigation costs, expert witness fees and the cost of any bonds, and reasonable attorneys' fee (hereinafter "Legal Fees"). In addition, any Legal Fees incurred in enforcing any judgment, injunctive or other relief, shall be paid by the party against whom the judgment is being enforced.

4.03 Notices. Any notice sent by registered or certified mail, return receipt requested, shall be deemed delivered and effective upon the earlier of (i) if personally delivered, the date of the receipt of delivery by an individual at the address of the party to receive such notice; (ii) if delivered by overnight commercial carrier, on the date of delivery to the address of the party to receive such notice, as shown on the delivery receipt from such carrier; (iii) if mailed, on the date of delivery as shown by the sender's registry or certification receipt; or (iv) if given by telecopy, upon telephonic confirmation of receipt of such telecopy transmission and provided further that the telecopy shall be later confirmed by any of the above-noted three methods. Any communication sent by telecopy must be confirmed immediately by telephone and also within forty-eight (48) hours by letter mailed or delivered in accordance with this Section. Notice sent by any other manner shall be effective only upon actual receipt thereof. Any party may change its address for purposes of this Section by giving notice to the other party hereto and to Escrow Holder as herein provided.

4.04 Assignment. This Agreement shall be binding upon the parties hereto and their respective heirs, successors or representatives.

4.05 Relationship of Parties. The relationship of the parties to this Agreement shall be solely that of Buyer and Seller, and nothing herein contained shall be construed otherwise.

4.06 Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

4.07 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

4.08 Headings. All headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

4.09 Severability. If any paragraph, section, sentence, clause or phrase contained in this Agreement shall become illegal, null or void against public policy, or otherwise unenforceable, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, against public policy, or otherwise unenforceable, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby.

4.10 Waiver. The waiver of any breach of any provision hereunder by Buyer or Seller shall not be deemed to be a waiver of any preceding or subsequent breach hereunder. No failure or delay of any party in the exercise of any right given hereunder shall constitute a waiver thereof nor shall any partial exercise of any right preclude further exercise thereof.

4.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

4.12 Time of Essence. TIME IS OF THE ESSENCE in this Agreement as to all dates and time periods set forth herein.

                                LIST OF EXHIBITS

Exhibit "A"   Legal Description of Property

Exhibit "B"   Grant Deed

Exhibit "C"   Buyer's Election to Continue Escrow

Exhibit "D"   Non-Foreign Status Affidavit

                                   EXHIBIT "A"

                          LEGAL DESCRIPTION OF PROPERTY

                           (TO BE PROVIDED BY SELLER)

                                   EXHIBIT "B"

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

------------------
10201 Torre Avenue
Cupertino, CA 95014
Attention: Dakin Ferris
MAIL TAX STATEMENTS TO:

------------------
10201 Torre Avenue
Cupertino, CA 95014
Attention: Finance Department

--------------------------------------------------------------------------------
                   (SPACE ABOVE THIS LINE FOR RECORDER'S USE)

                                   GRANT DEED
                                   ----------

Documentary Transfer tax is $ ________________
(   ) Computed on full value of property conveyed, or
(   ) Computed on full value less value of liens and encumbrances remaining at time of sale.
(   ) Unincorporated area:  (  ) City of ________________,

        FOR A VALUABLE CONSIDERATION, receipt of this is hereby acknowledged, Cupertino City Center Buildings Partnership, a California limited partnership hereby grants to ______________, a ___________, the following described real property in the County of Santa Clara, State of California:

        See Exhibit "A" which is attached hereto and incorporated by this reference.

        IN WITNESS WHEREOF, the parties hereto have executed this Grant Deed as of this day of ______________, 19___.


                                           Cupertino City Center Buildings
                                           Partnership, a California limited
                                           partnership,

                                            By:_________________________________
                                               _______________ Its _____________

                                 EXHIBIT "A" to

                                   Grant Deed

                              PROPERTY DESCRIPTION
                              --------------------
                           [TO BE PROVIDED BY SELLER]

                                   EXHIBIT "C"

                       BUYER'S ELECTION TO CONTINUE ESCROW

To: _______________ [Escrow Holder]


Re: Buyer's Election to Continue Escrow for Escrow No.

Ladies and Gentlemen:

Under that certain Agreement for Purchase and Sale and Escrow Instructions (the "Agreement") dated May __, 1996 between Cupertino City Center Buildings Partnership, a California limited partnership ("Seller") and the Buyer therein, initially Symantec Corporation, a Delaware corporation ("Buyer"), the undersigned having succeeded to the interest of Buyer by assignment hereby elects to proceed with the purchase and tenders herewith the additional sum of One Hundred Fifty Thousand Dollars ($150,000) as an increase in the Deposit making the total Deposit Two Hundred Thousand Dollars ($200,000).

Very truly yours,

BUYER

____________________ a ___________________

By: ______________________________________

                                   EXHIBIT "D"

                          NON-FOREIGN STATUS AFFIDAVIT

To inform __________________________________, a _____________________(the
"Transferee") that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended ("Code") and under Section 18805(a)(2) of the California Revenue and Taxation Code will not be required upon the transfer of certain real property to the Transferee by Cupertino City Center Buildings Partnership, a California limited partnership (the "Transferor"), the undersigned hereby certifies the following on behalf of the Transferor:

1. The Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2. The Transferor's U.S. employer identification number is ________________; and

3. The Transferor's office address is _________________________________________.

The Transferor understands that this Certification may be disclosed to the Internal Revenue Service by the Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Transferor.

Date _____________________________, 1996.

Cupertino City Center Buildings Partnership, a California limited partnership

By: ______________________________
________________________, Its _____________________

                   FIRST AMENDMENT TO AGREEMENT FOR PURCHASE
                        AND SALE AND ESCROW INSTRUCTIONS

        This First Amendment ("Amendment") made effective July 30, 1996, amends that certain Agreement for Purchase and Sale and Escrow Instructions dated May 31, 1996 made by and between Symantec Corporation, a Delaware Corporation, therein and herein called "Buyer," and Cupertino City Center Buildings, a California Limited Partnership, therein and herein called "Seller." The terms of the Purchase Agreement are incorporated and made a part hereof by this reference.

        1. Section 1.2.8 ("Feasibility Period") is restated in its entirety as follows: The period beginning on the Agreement Date and terminating at 5:00 p.m. Pacific Time on September 5, 1996.

        2. The fourth sentence of Section 3.2.2 of the Purchase Agreement is restated in its entirety as follows: Buyer has made timely objections; Seller shall have until August 20, 1996 to inform Buyer and Escrow Holder in writing whether Seller shall use its diligent efforts to remove such disapproved exceptions prior to the Closing.

        3. In all other respects, the Purchase Agreement remains unamended and in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the dates set forth opposite their respective signatures.

Dated: 7/25/96                  SELLER:
       --------------
                                CUPERTINO CITY CENTER BUILDINGS,
                                a California Limited Partnership
                                By:     SUNSET RIDGE DEVELOPMENT CO.
                                        INC., a California Corporation
                                Its:    General Partner
                                        [ILLEGIBLE]
                                ----------------------------------
                                By:     SANFORD M. DILLER
                                Its:    President

Dated: 7/26/96                  BUYER:
       --------------
                                SYMANTEC CORPORATION
                                a Delaware Corporation

                                [SIGNATURE]
                                ----------------------------------
                                By:     DEREK WITTE
                                Its:    VP

                                      DRAFT

                          SECOND AMENDMENT TO AGREEMENT
                FOR PURCHASE AND SALE AND ESCROW INSTRUCTIONS

      This SECOND AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE AND ESCROW INSTRUCTIONS ("Second Amendment") made effective as of September 5, 1996, amends that certain Agreement for Purchase and Sale and Escrow Instructions dated May 31, 1996 ("Purchase Agreement") by and between Symantec Corporation, a Delaware corporation, therein and herein called "Buyer," and Cupertino City Center Buildings, a California Limited Partnership, therein and herein called "Seller." The Purchase Agreement was previously amended by the First Amendment to Agreement for Purchase and Sale and Escrow Instructions made effective July 30, 1996 (the "First Amendment"). Those terms defined in the Purchase Agreement shall have the same definitions when used herein unless specifically modified hereby.

      Buyer and Seller now wish to further modify the Purchase Agreement, as amended by the First Amendment, as hereinafter set forth.

      1. Section 1.2.6 (entitled "Deposit") is hereby amended to increase to Five Hundred Thousand Dollars ($500,000) the amount of the Second Deposit.

      2. Section 1.2.8 (entitled "Feasibility Period") is hereby restated in its entirety as follows:

            "1.2.8 "Feasibility Period." The period beginning on the Agreement Date and terminating two (2) business days following the occurrence of and written notice from Seller to Buyer (the "Feasibility Completion Notice") that all of the following feasibility conditions ("Feasibility Conditions") have occurred:

            (A) As a Feasibility Condition, that certain "Parking Easement and Relocation Agreement" in the form attached hereto as Appendix A (the "Parking Agreement") shall have been executed by all the parties thereto and the Acknowledgementss in the forms attached hereto as Appendices B-1, B-2 and B-3 shall have been executed by CCCLand, Cupertino City Center Apartments II, and Cupertino City Center Owners Association, respectively. In connection therewith, as a covenant to survive the Closing and not a Feasibility Condition, Seller agrees to permit Buyer to exercise the right of election of CCCB set forth in the second sentence of paragraph 2(a) of such Parking Easement and Relocation Agreement (and to hereafter execute such documents as may be reasonably required by Buyer to evidence the
      same).The foregoing right of election in Buyer is qualified as follows (except for the term "Buyer" which is defined in this Agreement, the capitalized terms that follow refer to those same terms as capitalized and defined in such Parking Agreement). Buyer must elect to relocate the Existing Parking Rights to the Parcel A Commercial Garage to the extent rights to the Parcel A Commercial Garage are available for such purpose at the time of such election. However, if Buyer elects to relocate the Existing Parking Rights to the Parcel A Commercial Garage and, within three (3) months following such election, Buyer determines that such rights are not reasonably available in the Parcel A Commercial Garage, then Buyer may elect to relocate the Existing Parking Rights to the Alternate Property. In any event, Buyer may elect to relocate the Existing Parking Rights to the Alternate Property only until the earlier of (x) 36 months following the date of the Owner Relocation Notice or (y) thirty (30) days after Seller or Seller's successors or assigns have obtained a use permit for the construction of permanent improvements on the Alternate Property at which time such Existing Parking Rights must be relocated off the Alternate Property.

            (B) To the extent the following is within the power or control of Seller (or any entity controlled by Seller or controlled by or under common control with Sanford Diller, collectively a "Controlled Party"), Seller or such Controlled Party, at no cost to Seller or such Controlled Party nor payment to Apple, shall take such action as is reasonably necessary to revoke the consent for, and require Apple Computer to move the "Apple Computer" monument from a portion of Lot 7 of Tract 7953 which is adjacent to the Property, to a location selected by Apple Computer that is not located in any portion of said Lot 7 adjacent to the Property, and Seller hereby represents to Buyer that, after diligent search, Seller has been unable to locate any evidence that any specific permission has been granted to Apple Computer to allow such monument to be so placed and maintained. To the extent that the foregoing is not within the power or control of Seller, this Feasibility Condition shall be satisfied upon written notice from Seller to Buyer representing to Buyer that neither Seller nor any Controlled Party has the requisite power and control to satisfy such condition, in which event, Seller covenants to utilize its reasonable efforts following the Closing to cause such monument to be so moved.

            (C) As a Feasibility Condition, a declaration in the form attached hereto as Appendix C (the "Special Declaration") shall have been executed by Seller, the Cupertino City Center Owners Association, and those parties referred to therein as "Declarant" and an easement in form attached hereto as Appendix D (the "Grant of Easement") shall have been executed by the Cupertino City Center Owners Association (the "Association").

            (D)  Intentionally Omitted.

            (E)  Intentionally Omitted.

            (F) As a Feasibility Condition, the "Consent to Declaration" in the form attached hereto as Appendix F shall have been executed by Seller and all the parties thereto except for the signatures of CIGNA and Travelers Insurance Company ("Travelers") to the Consent to Declaration which shall be the sole responsibility of Buyer and not a Feasibility Condition. Based upon Seller's representation to Buyer that Seller has no reason to believe that Travelers will refuse or grant such consent if requested by Buyer, Buyer agrees to not seek the consent of Travelers prior to the Closing;

            (G) As a Feasibility Condition, the Association's Design Review Board shall have approved preliminary plans for Buyer's proposed Project to be built on the Property;

            (H)  Intentionally Omitted;

            (I) As a Feasibility Condition, the "Entry Permit for a Construction Staging Area" in the form attached hereto as Appendix G (the "Construction Staging Easement) shall have been executed by Cupertino City Center Land and delivered to Escrowholder with instructions that the Construction Staging Easement shall be delivered to Buyer at the Closing. As a covenant to survive Closing, but not as a Feasibility Condition, the Construction Staging easement shall be coordinated with and subject to any temporary parking requirements that need to be provided on such parcels pursuant to
      Section 5.3.1.2 of the Agreement and shall be of a duration limited to Buyer's contemplated construction period;

            (J) As a Feasibility condition, Seller shall have delivered to Buyer the commitment of the Title Insurer that as of the Closing the title exceptions listed in paragraph 8 below shall be removed.

      3. Section 1.2.15 (entitled "Purchase Price") is hereby restated in its entirety as follows:

            "1.2.15 "Purchase Price". Six Million Five Hundred Thousand Dollars ($6,500,000), plus interest at the rate of ten percent (10%) per annum from September 30, 1996 through Closing."

      4. Section 1.2.16 (entitled "Scheduled Closing Date") is hereby restated in its entirety as follows:

            "1.2.16 "Scheduled Closing Date". Shall occur on or before the later of (i) January 7, 1997, plus such additional time as Buyer may require if, despite using good faith efforts to complete the Closing, Buyer is unable to fulfill its requirements by such date or (ii) seven (7) days after the end of the Feasibility Period; provided, however, that in no event shall the Scheduled Closing Date be extended beyond January 31, 1997 without the written agreement of both Buyer and Seller.

      5. In Section 2.2.1 (entitled "Deposit") the amount of Two Hundred Thousand Dollars ($200,000) shall be increased to Five Hundred Thousand Dollars ($500,000) and the following sentence shall be added:

            "When Seller has given the Feasibility Completion Notice [all conditions to the end of the Feasibility Period, have occurred] and Buyer has given the [e]Election to [p]Proceed under Section 3.3.1, the Deposit shall be increased to $500,000. Concurrently with Buyer's increase of the Deposit, Two Hundred Fifty Thousand Dollars ($250,000) will be released to Seller and shall be nonrefundable except in the event of a Seller material default under this Agreement. If Buyer fails to close, except in the event of a Seller material default under this Agreement, Seller shall be entitled to retain the $250,000 released to Seller as consideration to Seller for the making and entering into of this Second Amendment and, among other things, for Seller's holding the Property off the market during the Feasibility Period as extended by this Amendment and for the costs and expenses incurred by Seller in pursuing this Agreement and the transactions contemplated hereunder (including expenses of third party consultants and attorneys), and in addition,

Language indicated as being shown by strike out in the typeset document is enclosed in brackets "[" and "]" in the electronic format.

      Seller shall be entitled to the balance of the Deposit (then $250,000) as liquidated damages pursuant to Section 6.5.

      6. The second sentence of Section 3.1 (entitled "Effect of Conditions Generally") shall be restated in its entirety as follows:

            "Subject to the provisions of Section 2.2.1, in the event that any such condition is neither satisfied within the time limits specified in each such Section nor waived in writing by the party specifically stated to be benefited by such Section, such condition shall be deemed to have failed and the party specifically stated to be benefited by such failed condition may elect to terminate this Agreement."

            The following clause is inserted at the beginning of the third sentence of Section 3.1: "Subject to the provisions of Section 2.2.1, "

      7. The introductory sentence of Section 3.2 (entitled "Conditions for the Benefit of Buyer") is restated in its entirety as follows:

                  "In addition to any other conditions to Buyer's obligations contained in Schedule 3, the following shall constitute conditions to Buyer's obligations to purchase the Property from Seller and are for the benefit of Buyer, the failure of any of which shall allow Buyer to terminate this Agreement subject to the provisions of
            Section 2.2.1."

      8. Section 3.2.2 (entitled "Approval of Condition of Title") shall be restated in its entirety as follows:

            "Buyer has reviewed the preliminary title report prepared by the Title Insurer for the Property dated as of June 5. 1996 under its Order No. 511373-A (the "title Report"). All of the exceptions shown on the Title Report plus the Second Amendment to Declaration in the form attached hereto as Appendix H (the "Second Amendment to Declaration"), the Special Declaration, the Grant of Easement, the Parking Easement and Relocation Agreement, and the "Grant of Lot 4 Easement Rights" in the form attached hereto as Appendix I and the Amendment to Declaration in the form attached hereto as Appendix K. are approved by Buyer as Permitted Exceptions except for the following numbered exceptions, the removal of which shall be a condition to Buyer's obligation to Close and which Seller agrees to use its reasonable efforts to cause to be removed prior to Closing both as to the Property and to the portion of Lot 7 of Tract 7953 that is the subject of the easement described in 1.2.8.c":

             EXCEPTION NO.   GENERAL TOPIC
             20              Travelers Deed of Trust

             25              Apple Lease

             26              Apple right of First Refusal

             27              Apple lease/easements

             28              Apple Right of First Refusal

             33              TIAA Deed of Trust

             34              Assignment of Leases-TIAA/Apple

             35              Financing Statement-TIAA

             38              Unrecorded leases and rights of first refusal

            With respect to exception No. 18 (regarding City Resolution No.
      7007) shown on the Title Report, Buyer has approved exception No. 18 and Seller hereby agrees (i) to indemnify Buyer against any and all loss, cost, damage or liability that may arise out of the failure of Seller to fulfill the requirements under City Resolution 7007 and (ii) to take prompt and reasonable steps to fulfill such requirements as may be imposed as a result of City Resolution 7007 and cause the effect thereof to be removed as an exception to Buyer's title to the Property. Such indemnity shall survive the Closing and the delivery of the Grant Deed.

      9. The following subsections of Section 3.2 (entitled "Conditions for the Benefit of Buyer") shall be deleted in their entirety:

            (A)  Section 3.2.3 (entitled "Approval to Enter Agreement");

            (AA)  Section 3.2.5 (entitled "Parking Agreement")

            (B) Section 3.2.6 (entitled "Access"), the substance of which is set forth in subsection 2 of this Second Amendment as revised Section 1.2.8(c); and

            (C) Section 3.2.7 (entitled "Construction Staging Area"), the substance of which is set forth in subsection 2 of this Second Amendment as revised Section 1.2.8(i).

      10. The following subsections of Section 3.3 (entitled "Conditions for the Benefit of Seller") shall be deleted in their entirety

            (A)  Section 3.3.2 (entitled "Approval to Enter Agreement"); and

            (AA)  Section 3.3.3 (entitled "Parking Agreement").

            (B) Section 3.3.4 (entitled "Access"), the substance of which is set forth in subsection 2 of this Second Amendment as revised Section 1.2.8(c).

      11. Section 3.4 (entitled "Conditions of Deposit Refund to Buyer") is deleted in its entirety.

      12. The following is added to Section 4.3 (entitled "Limitation of Actions"):

                  "In addition, the twelve (12) month limitation for the
            commencement of legal action shall not apply to claims arising under the Parking Agreement, the Construction Staging Easement, Buyer's Parking Indemnity, or any other obligation the performance of which is by its express terms deferred to a period later than the Closing, and such claims shall be subject to the applicable statute of limitations."

      13. The following Section 5.2.3 (entitled "Buyer's Parking Indemnity" is added to the Purchase Agreement:

      "5.2.3. Buyer's Parking Indemnity. Unless defined in this Agreement, the capitalized terms used in this Section shall have the meanings ascribed to such capitalized terms in the Parking Agreement.

            5.2.3.1 Buyer's Limited Indemnity. Buyer agrees to indemnify, defend and hold Seller and the Controlled Parties, and their respective officers, directors, shareholders, partners and employees (the "Indemnified Parking Agreement Parties"), free and harmless from any and all expense, loss, damage, liability and claims of any kind or nature arising out of any actions against the Indemnified Parking Agreement Parties made by the Permittees alleging in effect that Buyer has not provided the Symantec Parking Facilities pursuant to the Parking Agreement ("Buyer's Parking Indemnity").

            5.2.3.2 Indemnity Procedures. Promptly, and in no event later than ten (10) days, after receipt by an Indemnified Parking Agreement Party of notice of the commencement of any action, such Indemnified Parking Agreement Party shall, if a claim in respect of such action is to be made against Buyer pursuant to Buyer's Parking Indemnity, notify Buyer in writing of the commencement thereof. In case any such action shall be brought against any Indemnfied Parking Agreement Party and such Indemnified Parking Agreement Party shall notify Buyer of the commencement thereof, Buyer shall be entitled to participate in such action and, to the extent that Buyer shall wish, to assume the defense thereof, with counsel satisfactory to such Indemnified Parking Agreement Party (which counsel shall not, except with the consent of the Indemnified Parking Agreement Party, be counsel to Buyer on other matters), and, after notice from Buyer to such Indemnified Parking Agreement Party of Buyer's election so to assume the defense thereof, Buyer shall not be liable to such Indemnified Parking Agreement Party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Parking Agreement Party, in connection with the defense of such action, other than reasonable costs of investigation and legal expenses of other counsel in the event the counsel selected by Buyer has a conflict of interest in representing Buyer as well as any Indemnified Parking Agreement Party.

            5.2.3.3. Other Indemnity Provisions. Notwithstanding anything in this Amendment or in the Agreement to the contrary, Buyer's Parking Indemnity shall survive the Closing, and the limitation for the commencement of legal action under Section 4.3 of the Agreement, as amended by this Amendment shall not apply to claims arising under Buyer's Parking Indemnity[. In all events, Buyer's obligation to indemnify shall apply only to actual compensatory damages to an Indemnified Parking Agreement Party and shall NOT extend to consequential damages of any kind.]

      14. Sections 5.2.1.2 (entitled "Temporary Parking") and 5.3.1.1 (entitled "Parking Approvals") are modified by deleting therefrom the references to Apple Computer, Inc." The foregoing deletion is agreed by Buyer based upon Seller's representation that, other than the Apple Lease described in exception 25 of the Title Report, there are no agreements granting Apple Computer parking rights with respect to the Property.

      15. Section 6.5 (entitled "Liquidated Damages"), is hereby restated in its entirety as follows:

            "IF BUYER FAILS TO COMPLETE THE PURCHASE PROVIDED FOR IN THIS AGREEMENT BY REASON OF ANY DEFAULT OF BUYER, SELLER SHALL BE RELEASED FROM SELLER'S OBLIGATION TO SELL THE PROPERTY TO BUYER. BUYER AND SELLER AGREE IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX ACTUAL DAMAGES IN THE CASE OF BUYER'S DEFAULT AND THAT THE DEPOSIT OF FIFTY THOUSAND DOLLARS ($50,000) PRIOR TO THE END OF THE FEASIBILITY PERIOD, OR TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) AFTER THE EXPIRATION OF THE FEASIBILITY PERIOD WHICH SUM OF $250,000 OF LIQUIDATED DAMAGES IS DISTINCT AND INDEPENDENT FROM THE CONSIDERATION OF $250,000 WHICH MAY BE RETAINED BY SELLER UNDER
      SECTION 2.2.1. EACH SUCH SUM IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES IN SUCH EVENT, AND THAT IN THE EVENT OF ANY DEFAULT BY BUYER HEREUNDER AS AFORESAID, SELLER MAY RETAIN THE SUM. SUCH SUM SHALL CONSTITUTE LIQUIDATED DAMAGES AND SELLER'S SOLE REMEDY ON ACCOUNT OF BUYER'S DEFAULT FOR FAILURE TO CLOSE, BUT SHALL NOT LIMIT BUYER'S LIABILITY UNDER SECTION 5.4 ABOVE.


                  ---------------                    -----------------
                  Buyers Initials                    Seller's Initials


      16. Buyer hereby agrees that at the Closing, Seller shall be entitled to grant to Cupertino City Center Apartments II, a California limited partnership ("CCCApartments II") one of the Controlled Parties and the owner of Lot 4, Tract 7953, a non-exclusive easement, in the form of the Grant of Lot 4 Easement Rights, within the parking area established and designated by Buyer on the Property for 12 parking spaces originally planned to be located within the portion of Lot 7 adjacent to Lot 4 and displaced by Buyer's use of said portion of Lot 7 pursuant to the Grant of Easement , provided, however, that the entitlement therefore for nine (9) of such spaces shall only include weekends, holidays and that time between 5 pm and 8 am on days other than weekends

Language indicated as being shown by strike out in the typeset document is enclosed in brackets "[" and "] in the electronic format.

and holidays, and provided further, that such parking spaces and the holders of the rights thereto, shall be subject to reasonable, non-discriminatory rules and regulations (including, without limitation, instituting such security and administrative procedures as Buyer deems necessary for the safe, efficient operation of the parking facilities located thereon). The parties acknowledge that notwithstanding the Grant of the Lot 4 Easement rights, such parking rights will be unavailable to CCCApartments II during the period that Buyer is constructing the Project on Lot 5. Accordingly, during such period of construction, Buyer covenants, as a covenant surviving the Closing, that CCCApartments II shall have and enjoy said parking rights, including the right of access thereto, on Buyer's property commonly known as its World Headquarters having an address of 10201 Torre Avenue, Cupertino, California. If required in order to satisfy the City's parking requirements for Lot 4, the foregoing temporary parking rights will be expressed in a written instrument and recorded in the official Records of Santa Clara County.

      17. Prior to, but not as a condition to Closing, and to the extent not completed at, Closing, Seller covenants and agrees to cooperate with Buyer and to use Seller's and any Controlled Party's reasonable good faith efforts (i) to enable Buyer to obtain permission (pursuant to written agreement which will include, inter alia, provisions by which Buyer will agree to minimize any disturbance to tenants and/or other users of the affected property, agree to repair and maintain any damage to the affected property, agree that the affected property will not be the subject of any lien by virtue of the activity of Buyer, agree to obtain and maintain comprehensive general liability insurance in the sum of Two Million Dollars ($2,000,000) protecting the affected property owners, and agree to give written notice to the affected property owners prior to the commencement of any work and/or the delivery of any materials so that the affected property owners may post notices of non-responsibility) from the Cupertino City Center Owners Association, the City, and other property owners and their lenders to construct, install and maintain a fiber-optic or similar "hard-wired" communications link between the Property, the property adjacent to the southern boundary of the Property which is occupied by and owned or to be acquired by Buyer and any other property owned or occupied by Buyer or Buyer's affiliates within the Cupertino City Center and (ii) to cause the Association and the Declarant members thereof to execute the Third Amendment providing for the cessation of the Class B Membership in the Cupertino City Center Owners Association not later than thirty-six (36) months from the date of the Closing. To the extent that the cooperation of Seller and the Controlled Parties requires Seller or the Controlled Parties to hire non-affiliated third parties, the reasonable out of pocket cost of hiring such third parties shall be reimbursed by Buyer. If not fulfilled as of the Closing, the covenants and agreements set forth in this paragraph shall survive the Closing. [Resolution No. 9751 ("Resolution 9751") of the City Council of the City of Cupertino adopted by the City Council on December 11, 1996 contemplates an agreement between Seller, Buyer and the City of Cupertino for the completion of certain improvements along Stevens Creek Boulevard and within the southeast corner of Stevens Creek and De Anza Boulevard. With respect to Resolution 9751 and the agreements contemplated thereby, Buyer agrees to be responsible for those items specified in Exhibit A to Resolution 9751 pursuant to which Buyer alone is mentioned and required to perform. With respect to those items specified in Exhibit A to Resolution 9751 in which Buyer and Seller are both mentioned and required to perform, Seller agrees that Seller shall be soley responsible for such performance, and, without limiting the generality of the foregoing.] Seller shall, on or before September 1, 1997, subject to extensions due to matters beyond the

Language indicated as being shown by strike out in the typeset document is enclosed in brackets "[" and "]" in the electronic format.

reasonable control of Seller and/or the Controlled Parties, caused to be completed (i) the park roadway on Lots 1 and 8 of Tract 7953 in accordance with the plans therefore approved by the City of Cupertino, [and] (ii) the hardscape and landscape improvements on Lot 9 and adjacent to the northerly boundary of Lot 1 in accordance with the plans therefore approved by the City of Cupertino.

      18. Notwithstanding the Closing, Seller agrees that Seller and the Controlled Parties will reasonably cooperate with Buyer in order to effectuate the intent of (i) the Agreement as amended and (ii) the other agreements to be consummated and delivered pursuant to the Agreement as amended. Without limiting the generality of the foregoing, to the extent that as of the Closing, any covenants of Seller or Buyer remain unfulfilled or Buyer or Seller has waived an unfulfilled condition to Closing, Seller or Buyer agrees that such unfulfilled covenants or conditions shall remain covenants that survive the Closing requiring Seller and the Controlled Parties to use reasonable efforts to fulfill, working in cooperation with the other. To the extent that the cooperation of Seller and the Controlled Parties, on the one hand and Buyer, on the other hand, requires Seller or the Controlled Parties to hire non-affiliated third parties, the reasonable out of pocket cost of hiring such third parties shall be reimbursed by Buyer[; provided, however, prior to hiring any such third parties the cost for which Seller shall expect to be reimbursed by Buyer, Seller agrees to give Seller not less than ten (10) days notice specifying the third parties that Seller desires to hire and the specific tasks that such third parties will be hired to undertake].

      19. The parties acknowledge that construction is under way and will continue with respect to the improvement of Lot 4 of Tract 7953, which construction includes some utilization of the "Burdened Property" shown on the Grant of Easement. Buyer and Seller, for itself and the Controlled Parties, covenant and agree that they will reasonably and in good faith cooperate and coordinate their development on and utilization of the Burdened Property so that neither will be unreasonably impeded.

      20. Exhibit "C" (Election to Proceed) is revised and restated as set forth in the Appendix J attached hereto. Said Election to Proceed must be given, if at all, within three (3) business days of Seller having given the Feasibility Completion Notice.

      21. Whenever in the Purchase Agreement and/or this First Amendment, a party has the right to "terminate" the agreement, the exercise of such right of termination shall mean only the extinction of the obligation of Buyer to purchase the Property and the obligation of Seller to sell the Property as well as the extinction of any obligations under any documents ancillary to the purchase of the Property.

      22. To the extent this Second Amendment conflicts with the First Amendment, this Second Amendment shall control.

      22. Except as herein and heretofore amended, the Purchase Agreement remains unchanged and in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the dates set forth opposite their respective signatures below.


Language indicated as being shown by strike out in the typeset document is enclosed in brackets "[" and "]" in the electronic format.

SELLER:                                 BUYER:

CUPERTINO CITY CENTER BUILDINGS, a      SYMANTEC CORPORATION, a Delaware
California Limited Partnership          corporation

By:  SUNSET RIDGE DEVELOPMENT CO.       By: _________________________________
INC., a California corporation              _________________________________
                                            Its______________________________
Its:  General Partner

By: _________________________________
    _________________________________
    Its _____________________________

                                    LIST OF APPENDICES

               APPENDIX                                  TITLE

                   A                        Parking Easement and Relocation
                                                       Agreement

                  B-1                         Acknowledgement by CCCLand

                  B-2                     Acknowledgement by CCCApartments II

                  B-3                        Acknowledgement by CCC Owners
                                                      Association

                   C                       Special Declaration (Encroachment
                                                      Easements)

                   D                               Grant of Easement

                   E                     List of Vacation of Easement Parties

                   F                            Consent to Declaration

                   G                         Contraction Staging Easement

                   H                        Second Amendment to Declaration

                   I                        Grant of Lot 4 Easement Rights

                   J                    Revised Exhibit C (Election to Proceed)

                   K                        Third Amendment to Declaration




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                                   APPENDIX A

                   [PARKING EASEMENT AND RELOCATION AGREEMENT]



                                       1
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                                   APPENDIX B

            ACKNOWLEDGEMENT AND AGREEMENT BY CUPERTINO CITY CENTER LAND, a California limited partnership ("CCCLand")

            CCCLand hereby represents that it is the fee owner of Lots 1 and 6, Tract 7953, Cupertino City Center Phase III, as shown on Map recorded February 27, 1987 in Book 571 of Maps, pages 36 and 37, Official Records of Santa Clara County, California ("Lots 1 and 6").

            CCCLand hereby acknowledges that this ACKNOWLEDGEMENT AND AGREEMENT is being executed concurrently with the execution of that certain Second Amendment to Agreement for Purchase and Sale and Escrow Instructions by and between Symantec Corporation, a Delaware corporation ("Buyer") and Cupertino City Center Buildings, a California limited partnership ("Seller"). Said Agreement for Purchase and Sale and Escrow Instructions as amended by said Second Amendment and any further amendments thereto are herein referred to collectively as the "Agreement of Purchase and Sale".

            CCCLand understands that Seller is controlled by or under common control with Sanford Diller and CCCLand further represents that it is also an entity controlled by or under common control with Sanford Diller and CCCLand acknowledges that it is a "Controlled Party" as the term "Controlled Party" is used in the Agreement of Purchase and Sale.

            CCCLand hereby agrees that to the extent that the Agreement of Purchase and Sale requires Seller and the Controlled Parties to cooperate with Buyer before or after the Closing contemplated by such Agreement of Purchase and Sale, CCCLand will use its reasonable efforts to so cooperate. By a separate Parking Easement and Relocation Agreement (the "Parking Agreement"), Seller and CCCLand, among other parties, are agreeing that certain parking requirements for the benefit of the Benefited Property described below may, at the election of Buyer, be provided temporarily on Lots 1 and 6. The Benefited Property consists of the following: Lots 2 and 3, of said Tract 7953 and Lot 4, Tract 7734, Cupertino City Center Phase II, as shown on Map recorded October 9, 1985 in Book 550 of Maps, pages 24, 25 and 26, Official Records of Santa Clara County.


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            CCCLand hereby confirms the above representation and agrees to provide such temporary parking on Lots 1 and 6 when and if requested by Buyer in accordance with the terms and conditions of the Parking Agreement.

CUPERTINO CITY CENTER LAND, a
California Limited Partnership

By:  SUNSET RIDGE DEVELOPMENT CO.
INC., a California corporation

Its:  General Partner

By: _________________________________
    _________________________________
    Its ____________________________


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
                                  APPENDIX B-2

            ACKNOWLEDGEMENT AND AGREEMENT BY CUPERTINO CITY CENTER APARTMENTS II, a California limited partnership ("CCCApartments II")

            CCCApartments II hereby represents that it is the fee owner of Lot 4, Tract 7953, Cupertino City Center Phase III, as shown on Map recorded February 27, 1987 in Book 571 of Maps, pages 36 and 37, Official Records of Santa Clara County, California ("Lots 1 and 6").

            CCCApartments II hereby acknowledges that this ACKNOWLEDGEMENT AND AGREEMENT is being executed concurrently with the execution of that certain Second Amendment to Agreement for Purchase and Sale and Escrow Instructions by and between Symantec Corporation, a Delaware corporation ("Buyer") and Cupertino City Center Buildings, a California limited partnership ("Seller"). Said Agreement for Purchase and Sale and Escrow Instructions as amended by said Second Amendment and any further amendments thereto are herein referred to collectively as the "Agreement of Purchase and Sale".

            CCCApartments II understands that Seller is controlled by or under common control with Sanford Diller and CCCApartments II further represents that it is also an entity controlled by or under common control with Sanford Diller and CCCApartments II acknowledges that it is a "Controlled Party" as the term "Controlled Party" is used in the Agreement of Purchase and Sale.

            CCCApartments II hereby agrees that to the extent that the Agreement of Purchase and Sale requires Seller and the Controlled Parties to cooperate with Buyer before or after the Closing contemplated by such Agreement of Purchase and Sale, CCCApartments II will use its reasonable efforts to so cooperate.

CUPERTINO CITY CENTER APARTMENTS II, a
California Limited Partnership

By:  SUNSET RIDGE DEVELOPMENT CO.
INC., a California corporation

Its:  General Partner


By:
   -----------------------------
   Name:
   Title:




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                                  APPENDIX B-3

            ACKNOWLEDGEMENT AND AGREEMENT BY CUPERTINO CITY CENTER OWNERS ASSOCIATION, a California nonprofit corporation ("Association")

            Association hereby represents that it is the fee owner of Lot 7, Tract 7953, Cupertino City Center Phase III, as shown on Map recorded February 27, 1987 in Book 571 of Maps, pages 36 and 37, Official Records of Santa Clara County, California ("Lots 1 and 6").

            Association hereby acknowledges that this ACKNOWLEDGEMENT AND AGREEMENT is being executed concurrently with the execution of that certain Second Amendment to Agreement for Purchase and Sale and Escrow Instructions by and between Symantec Corporation, a Delaware corporation ("Buyer") and Cupertino City Center Buildings, a California limited partnership ("Seller"). Said Agreement for Purchase and Sale and Escrow Instructions as amended by said Second Amendment and any further amendments thereto are herein referred to collectively as the "Agreement of Purchase and Sale".

            Association hereby agrees that to the extent that the Agreement of Purchase and Sale requires Seller and the Controlled Parties to cooperate with Buyer before or after the Closing contemplated by such Agreement of Purchase and Sale, Association will use its reasonable efforts to so cooperate. Without limiting the generality of the foregoing, Association specifically agrees to the provisions of paragraph 17 of said Second Amendment as such paragraph makes reference to Association.

CUPERTINO CITY CENTER OWNERS
ASSOCIATION, a California nonprofit
corporation

By:_______________________________

Its:________________________________

By:_________________________________
    _________________________________
    Its _____________________________









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                                   APPENDIX C

                  [SPECIAL DECLARATION-ENCROACHMENT EASEMENTS]








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                                   APPENDIX D

                              [GRANT OF EASEMENTS]




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                                   APPENDIX E

                      LIST OF VACATION OF EASEMENT PARTIES

            Central Fire District

            Cupertino Sanitary district

            PG&E

            Pacific Bell

            San Jose Water Co.

            TCI




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                                   APPENDIX F

                            [CONSENT TO DECLARATION]




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                                   APPENDIX G

                         [CONSTRUCTION STAGING EASEMENT





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                                   APPENDIX H

                        [SECOND AMENDMENT TO DECLARATION]

                                   APPENDIX I

                         GRANT OF LOT 4 EASEMENT RIGHTS

                                   APPENDIX J

                                   EXHIBIT "C"

                       BUYER'S ELECTION TO CONTINUE ESCROW

   To:  _______________ [Escrow Holder]



   Re:  Buyer's Election to Continue Escrow for Escrow No.

   Ladies and Gentlemen:

   Under that certain Agreement for Purchase and Sale and Escrow Instructions (the "Agreement") dated May 30, 1996, as amended, between Cupertino City Center Buildings Partnership, a California limited partnership ("Seller") and the Buyer therein, initially Symantec Corporation, a Delaware corporation ("Buyer"), the undersigned having succeeded to the interest of Buyer by assignment hereby acknowledges that all conditions have been fulfilled or are waived by Buyer and Buyer elects to proceed with the purchase, subject to the fulfillment of those conditions for the benefit of Buyer in Schedule 3 to the Agreement and tenders herewith the additional sum of Four Hundred Fifty Thousand Dollars ($450,000) as an increase in the Deposit making the total Deposit Five Hundred Thousand Dollars ($500,000), Two Hundred Fifty Thousand Dollars ($250,000) out of which Deposit shall be immediately released to Seller..

   Very truly yours,

   BUYER

   ____________________a_____________

   By: ________________




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                                   APPENDIX K

                        [THIRD AMENDMENT TO DECLARATION]





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                          THIRD AMENDMENT TO AGREEMENT
                FOR PURCHASE AND SALE AND ESCROW INSTRUCTIONS

      This THIRD AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE AND ESCROW INSTRUCTIONS ("Second Amendment") made effective as of January __, 1997, amends that certain Agreement for Purchase and Sale and Escrow Instructions dated May 31, 1996 ("Purchase Agreement") by and between Symantec Corporation, a Delaware corporation, therein and herein called "Buyer," and Cupertino City Center Buildings, a California Limited Partnership, therein and herein called "Seller." The Purchase Agreement was previously amended by the First Amendment to Agreement for Purchase and Sale and Escrow Instructions made effective July 30, 1996 (the "First Amendment") and by the Second Amendment to Agreement for Purchase and Sale and Escrow Instructions made effective September 5, 1996 (the "Second Amendment"). Those terms defined in the Purchase Agreement as supplemented and modified by the Second Amendment shall have the same definitions when used herein unless specifically modified hereby.

      Buyer and Seller now wish to further modify the Purchase Agreement, as amended by the First Amendment and the Second Amendment, as hereinafter set forth.

      1. The following is added as subsection (k) to Section 1.2.8, as amended by the Second Amendment:

            (k) CCCApartments II, one of the Controlled parties, is currently constructing an apartment project on Lot 4 of Tract 7953 (the "Lot 4 Project"). As a condition to the entitlements from the City of Cupertino for the Lot 4 Project, 12 parking spaces were to be provided adjacent to the western boundary of said Lot 4. Pursuant to the Grant of Easement and otherwise as described in paragraph 16 of the Second Amendment, CCCApartments II agreed to relinquish any rights to such 12 parking spaces and instead agreed to the temporary and permanent parking rights described in paragraph 16 of the Second Amendment. As a Feasibility Condition, the City of Cupertino shall have confirmed (the "City Entitlement Confirmation") that the temporary and permanent parking rights to be granted to CCCApartments II as described in paragraph 16 of the Second Amendment will satisfy the entitlement condition that would previously have been satisfied by having such 12 parking spaces located adjacent to the western boundary of said Lot 4. Seller agrees to use Seller's and to cause the Controlled Parties to use their reasonable efforts to obtain the "City Entitlement Confirmation" as soon as possible. Without limiting the generality of the foregoing, Seller agrees that if the City Council of the City of Cupertino acts to give the City Entitlement Confirmation, that this Feasibility Condition shall be deemed satisfied.

      2. Section 1.2.16 (entitled "Scheduled Closing Date") is hereby restated in its entirety as follows:

            1.2.16 "Scheduled Closing Date". Shall occur on or before the later of (i) January 28, 1997, plus such additional time as Buyer may require if, despite using good faith efforts to complete the Closing, Buyer is unable to fulfill its requirements by such date but

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      not later than February 15, 1997 or (ii) seven (7) days after the end of the Feasibility Period. Notwithstanding the foregoing, if, despite the exercise of reasonable efforts by Seller and the Controlled Parties, the Feasibility Condition described in Section 1.2.8(k) is not fulfilled because the City Entitlement Confirmation cannot be obtained, Buyer and Seller agree to cooperate in good faith to accommodate the requirement for the 12 parking spaces described in Section 1.2.8(k) and at the same time preserve the Project designed by Buyer for the Property, provided however, that if Buyer and Seller are unable to agree on a mutually agreeable plan (using such good faith efforts) by April 21, 1997, then either party may elect to terminate this Agreement, at which time it shall have no further force and effect.

      3. To the extent this Third Amendment conflicts with the First Amendment or the Second Amendment, this Third Amendment shall control.

      4. Except as herein and heretofore amended, the Purchase Agreement remains unchanged and in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment on the dates set forth opposite their respective signatures below.

SELLER:                                 BUYER:

CUPERTINO CITY CENTER BUILDINGS, a      SYMANTEC CORPORATION, a Delaware
California Limited Partnership          corporation

By:  SUNSET RIDGE DEVELOPMENT CO.       By: _________________________________
INC., a California corporation              _________________________________
                                            Its______________________________
Its:  General Partner

By:_________________________________
   _________________________________
   Its______________________________